Exhibit 10.2

Execution Copy
AMENDMENT NO. 1 TO
STOCKHOLDERS AGREEMENT

This Amendment No. 1 (this “Amendment”) to Stockholders Agreement is dated as of April 30, 2019, by and among Gardner Denver Holdings, Inc., a Delaware corporation (the “Company”) and KKR Renaissance Aggregator L.P. (the “Investor Party”).  Capitalized terms used but not defined herein shall have those meanings ascribed to them in the Stockholders Agreement.

RECITALS

WHEREAS, the Company and the Investor Party are parties to the Stockholders Agreement, dated as of May 17, 2017 (the “Stockholders Agreement”);

WHEREAS, the Company, Ingersoll-Rand plc, a Republic of Ireland public limited company (“Moon”), Ingersoll-Rand U.S. Holdco, Inc., a Delaware corporation (“SpinCo”), and Charm Merger Sub, Inc., a Delaware corporation (“Merger Sub”), are parties to an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented, restated or modified from time to time, the “Merger Agreement”) pursuant to which Merger Sub shall merge with and into SpinCo, with SpinCo continuing as the surviving corporation of the merger (the “Merger”);

WHEREAS, the size of the Board is currently eleven and, pursuant to the terms of the Stockholder Agreement, the Investor Party is currently entitled to nominate four designees to the Board;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the size of the Board is being reduced from eleven to ten and following the Effective Time (as defined in the Merger Agreement), pursuant to the terms of the Stockholder Agreement, absent this amendment and as a result of the reduction in the size of the Board, the Investor Party would be entitled to nominate one designee to the Board instead of two designees had the Board size remained eleven;

WHEREAS, Moon and the Investor Party are parties to a Voting and Support Agreement, dated as of the date hereof (as it may be amended, supplemented, restated or modified from time to time, the “Voting and Support Agreement”) pursuant to which the Investor Party has agreed to, among other things, vote its shares of Common Stock in favor of the Clover Share Issuance (as defined in the Merger Agreement);

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Investor Party has agreed to provide on behalf of itself and its Specified Affiliates certain representations and covenants in connection with matters addressed in the Tax Matters Agreement;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement and the Voting and Support Agreement, and as consideration therefor, the parties hereto desire to amend certain provisions of the Stockholders Agreement, including removing certain rights of the Investor Party, as set forth herein in accordance with Section 4.3 of the Stockholders Agreement and which amendments shall become effective as of the Effective Time; and

NOW, THEREFORE, in consideration of the premises and of the obligations hereinafter set forth, the parties hereto mutually agree that the Stockholders Agreement is hereby amended as follows:

AGREEMENT

1.           AMENDMENTS.

1.1          Section 2.1(a) of the Stockholders Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“The KKR Group shall have the right, but not the obligation, to nominate to the Board a number of designees equal to at least (i) 14% of the Total Number of Directors so long as the KKR Entities collectively beneficially own 10% or more of the outstanding shares of Common Stock and (ii) 10% of the Total Number of Directors, in the event that the KKR Entities collectively beneficially own 5% or more, but less than 10%, of the outstanding shares of Common Stock. For purposes of calculating the number of Directors that the KKR Group is entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., one and one quarter (1 1/4) Directors shall equate to two (2) Directors), and any such calculations shall be made after taking into account any increase or decrease in the Total Number of Directors. The KKR Group designees initially shall be (i) Peter Stavros and (ii) Joshua Weisenbeck.”

1.2          Section 2.2 of the Stockholders Agreement is hereby amended by deleting it in its entirety

1.3          A new Article IV is hereby added to the Stockholders Agreement, which shall read in its entirety:

ARTICLE IV
TAX MATTERS

4.1          Representations of Investor Party in Connection with Transactions Contemplated by Merger Agreement.

(a)          The Investor Party hereby represents and warrants on behalf of itself and its Specified Affiliates that (i) neither the Investor Party nor any of its Specified Affiliates nor, to the best of their knowledge, their respective Portfolio Companies, owns (actually or, to the best of their knowledge, through Constructive Ownership) any of the stock or other equity interest of Moon, (ii) neither the Investor Party nor any of its Specified Affiliates nor, to the best of their knowledge, their respective Portfolio Companies, has any plan or intention to acquire (actually or through Constructive Ownership) any of the stock or other equity interest of Moon prior to the Merger, and (iii) neither the Investor Party nor any of its Specified Affiliates nor, to the best of their  knowledge, their respective Portfolio Companies, has any plan or intention to acquire (actually or through Constructive Ownership) any additional stock or other equity interest of the Company following the Merger.

4.2          Covenants of Investor Party in Connection with Transactions Contemplated by Merger Agreement.

(a)          The Investor Party shall not (and shall not cause or permit any of its Specified Affiliates to) actually acquire and shall not knowingly (and shall not knowingly cause or permit any of its Specified Affiliates to) acquire through Constructive Ownership any additional stock or other equity interest of the Company prior to the second (2nd) anniversary of the Effective Time; provided that neither the Investor Party nor any of its Specified Affiliates shall be prohibited pursuant to this Section 4.2(a) from acquiring (actually or through Constructive Ownership) any stock or other equity interest of the Company to the extent a Post-Distribution Ruling or an Unqualified Tax Opinion, in each case delivered pursuant to and in accordance with Section 7.3 of the Tax Matters Agreement, confirms that such acquisition will not adversely affect the Intended Tax Treatment, taking into account such acquisition and any other relevant transactions in the aggregate.

(b)          The Investor Party shall not (and shall not cause or permit any of its Specified Affiliates to) cause or knowingly permit any Portfolio Company to actually acquire and shall not knowingly (and shall not knowingly cause or permit any of its Specified Affiliates to) cause or permit any Portfolio Company to acquire or through Constructive Ownership any additional stock or other equity interest of the Company prior to the second (2nd) anniversary of the Effective Time; provided that no Portfolio Company shall be prohibited pursuant to this Section 4.2(b) from acquiring (actually or through Constructive Ownership) any stock or other equity interest of the Company to the extent a Post-Distribution Ruling or an Unqualified Tax Opinion, in each case delivered pursuant to and in accordance with Section 7.3 of the Tax Matters Agreement, confirms that such acquisition will not adversely affect the Intended Tax Treatment, taking into account such acquisition and any other relevant transactions in the aggregate.

4.3          Definitions.

(a)          For purposes of this Article IV, the following terms have the following meanings:

“Affiliate” has the meaning set forth in the Tax Matters Agreement.

“Code” has the meaning set forth in the Tax Matters Agreement.

“Constructive Ownership” means deemed ownership of stock or other equity interest through the application of Section 318 of the Code (applied without regard to section 318(a)(4)).

“Portfolio Company” means any privately or publicly owned enterprise or separately identifiable subpart thereof (i) that is a Subsidiary of the Investor Party or a Specified Affiliate and (ii) that is treated as a “controlling shareholder” or a “ten-percent shareholder” (including by virtue of such Subsidiary being a member of a “coordinating group”) of the Company, in each case within the meaning of Treasury Regulations Section 1.355-7.

“Post-Distribution Ruling” has the meaning set forth in the Tax Matters Agreement.

“Specified Affiliates” means each Affiliate of the Investor Party treated as a “controlling shareholder” or a “ten-percent shareholder” (including by virtue of such Affiliate being a member of a “coordinating group”) of the Company, in each case within the meaning of Treasury Regulations Section 1.355-7; provided that a Portfolio Company shall not be a Specified Affiliate.

“Subsidiary” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means that certain Tax Matters Agreement, to be entered into at or prior to the Distribution Time, by and among Moon, Ingersoll-Rand Lux International Holding Company S.à r.l., a Luxembourg société à responsibilité limitée, Ingersoll-Rand Services Company, SpinCo, and the Company.

“Unqualified Tax Opinion” has the meaning set forth in the Tax Matters Agreement.

1.4          Article IV is hereby renumbered Article V

2.           MISCELLANEOUS.

2.1          Effectiveness.  Section 1 of this Amendment shall become effective as of the Effective Time (as defined in the Merger Agreement).

2.2          Termination.  This Amendment shall terminate immediately upon the termination of the Merger Agreement in accordance with its terms.

2.3          Stockholders Agreement.  The Stockholders Agreement, as amended hereby, is in all respects acknowledged, ratified and confirmed, and shall continue in full force and effect in accordance with the terms thereof as amended and supplemented by this Amendment.  This Amendment is limited as expressly specified and shall not constitute an amendment, modification, acceptance or waiver of any other provision of the Stockholders Agreement.  The Stockholders Agreement and this Amendment shall be read, taken and construed as one and the same agreement and the Stockholders Agreement is hereby amended accordingly.  From and after the effectiveness of this Amendment, all references to the Stockholders Agreement in any other document, instrument, agreement or writing shall be deemed to be references to the Stockholders Agreement as amended hereby.

2.4          Counterparts.  This Amendment may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Amendment.

2.5          Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

2.6          Jurisdiction; Waiver of Jury Trial.   In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Amendment, each of the parties unconditionally accepts the jurisdiction and venue of the Delaware Court of Chancery or, if the Delaware Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 4.2 of the Stockholders Agreement. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amendment as of the date first above written.

GARDNER DENVER HOLDINGS, INC.

By:	/s/ Andrew Schiesl
Name:	Andrew Schiesl
Title:	Vice President, General Counsel, Chief Compliance Officer and Secretary

KKR RENAISSANCE AGGREGATOR L.P.

By: KKR Renaissance Aggregator GP LLC, its general partner

By:	/s/ David Sorkin
Name:	David Sorkin
Title:	General Counsel, Vice President and Secretary

[Signature Page to Amendment]